Filed Pursuant to Rule 433

Registration No. 333-210556

Free Writing Prospectus dated September 29, 2016

PRICING TERM SHEET

Issuer:	DTE Energy Company

Security:	2016 Series D 1.500% Senior Notes due 2019 (the “2019 Notes”)	2016 Series E 2.850% Senior Notes due 2026 (the “2026 Notes”)

Legal Format:	SEC Registered	SEC Registered

Principal Amount:	$400,000,000	$600,000,000

Maturity Date:	October 1, 2019	October 1, 2026

Interest Payment Dates:	April 1 and October 1, commencing on April 1, 2017	April 1 and October 1, commencing on April 1, 2017

Benchmark Treasury:	0.875% due September 15, 2019	1.500% due August 15, 2026

Benchmark Treasury Price/Yield:	100-03/0.843%	99-14/1.562%

Spread to Benchmark Treasury:	+70 basis points	+130 basis points

Yield to Maturity:	1.543%	2.862%

Coupon:	1.500%	2.850%

Price to Public:	99.875%	99.897%

Optional Redemption:	The 2019 Notes will be redeemable in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2019 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 15 basis points; plus in either case, accrued and unpaid interest to the redemption date.	Prior to July 1, 2026 (the “Par Call Date”), the 2026 Notes will be redeemable in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2026 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if the 2026 Notes matured on the Par Call Date discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 20 basis points; plus in either case, accrued and unpaid interest to the redemption date. On or after the Par Call Date, the 2026 Notes will be redeemable at a redemption price equal to 100% of the principal amount of notes being redeemed, plus accrued and unpaid interest to the redemption date.

Special Mandatory Redemption:	N/A	The offering of the 2026 Notes is not conditioned upon the completion of the Transaction (as described in the Preliminary Prospectus Supplement dated September 29, 2016), which, if completed, will occur subsequent to the closing of the offering of the 2026 Notes. Upon the occurrence of a Special Mandatory Redemption Trigger (as described in the Preliminary Prospectus Supplement dated September 29, 2016), the Issuer will be required to redeem the 2026 Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the 2026 Notes being redeemed, plus accrued and unpaid interest on the aggregate principal amount of the 2026 Notes being redeemed to, but excluding, the date of such redemption.

Special Optional Redemption:	N/A	The 2026 Notes may also be redeemed at the Issuer’s option, in whole, at any time before June 1, 2017, at a redemption price equal to 101% of the aggregate principal amount of the 2026 Notes being redeemed, plus accrued and unpaid interest on the aggregate principal amount of such 2026 Notes being redeemed to, but excluding, the date of such redemption, if, in the Issuer’s judgment, the Transaction will not be consummated on or before June 1, 2017.

Trade Date:	September 29, 2016	September 29, 2016

Settlement Date:	T+4; October 5, 2016	T+4; October 5, 2016

CUSIP / ISIN:	233331 AX5/US233331AX57	233331 AY3/US233331AY31

Denominations:	$1,000 and integral multiples thereof	$1,000 and integral multiples thereof

Anticipated Ratings*: (Moody’s / S&P / Fitch)	A3 (Review for Downgrade) / BBB (Stable) / BBB+ (Negative)	A3 (Review for Downgrade) / BBB (Stable) / BBB+ (Negative)

Joint Book-Running Managers:	Wells Fargo Securities, LLC	Wells Fargo Securities, LLC
	BNY Mellon Capital Markets, LLC	Barclays Capital Inc.
	MUFG Securities Americas Inc.	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Scotia Capital (USA) Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Senior Co-Managers:		BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
KeyBanc Capital Markets Inc.
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.
TD Securities (USA) LLC
UBS Securities LLC

Co-Managers:		Comerica Securities, Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, Wells Fargo Securities, LLC toll-free at 1-800-645-3751, BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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